Exhibit 99.1

FOR IMMEDIATE RELEASE

January 8, 2008

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Recent Developments

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 120-year-old IBERIABANK (“legacy franchise”) and Pulaski Bank and Trust Company (“Pulaski”), announced several recent developments.

Summary:

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Gain of $6.9 million on the sale of $30.4 million in credit card receivables (22.7% premium), consistent with past practices at Pulaski. The sale was completed on January 4, 2008, and does not include credit card holders in the Company’s current banking markets. The Company expects to record a gain of $0.32 to after-tax diluted earnings per share (“EPS”) upon the sale and an annualized reduction in EPS after the sale of approximately $0.04. The Company anticipates no significant change in its current national credit card market origination operations.

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Total nonperforming assets (“NPAs”) were approximately $48.2 million at December 31, 2007, up from $28.0 million at September 30, 2007. The increase in NPAs during the fourth quarter was primarily due to construction-related loans originated by Pulaski in the Northwest Arkansas and Memphis areas. The remainder of the IBERIABANK and Pulaski loan portfolios continued to perform exceptionally well during the fourth quarter of 2007.

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Total loan loss provision of approximately $3.6 million in the fourth quarter of 2007. Included in the quarterly provision will be additional reserves to account for strong loan growth originated by the legacy franchise during the quarter. The ratio of loan loss reserves to total loans was 1.12% at year-end 2007. No material impact is anticipated on earnings in 2008 and beyond from actions taken.

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Gains on sales of investment securities totaling $0.6 million in the fourth quarter of 2007 as a result of favorable market opportunities. No material impact is anticipated on earnings in 2008 and beyond from this action.

Gain On Credit Card Receivables Sale

Pulaski has successfully engaged in a national credit card niche business since 1994. In 2007, the Company received 29,000 applications and increased receivable balances by $10.9 million, reaching $58.8 million in outstanding balances at December 31, 2007. During 2007, the portfolio experienced losses of 1.46% of outstanding balances, had an average FICO score of 726, and had loans past due 30 days or more of only 0.82% at December 31, 2007. These statistics compare very favorably to national industry averages. Since 1997, Pulaski has periodically sold credit card receivables at significant premiums, and replenished balances over time.

	1997	2002	2005	2008
Receivables Sold ($000)	$18,846	$34,049	$34,008	$30,432
$ Premium ($000)	$3,769	$6,401	$5,917	$6,908
Premium As % Receivables	20.0%	18.8%	17.4%	22.7%

Consistent with past practices, the Company sold $30.4 million in credit card receivables on January 4, 2008. The buyer has recourse to return purchased receivables to Pulaski under limited circumstances during the first quarter, which would adjust the resulting balances sold and premium recorded. Based on Pulaski’s past experience, the level of returns has been minimal. The receivables sold did not include credit card holders in the Company’s current banking footprint. Many markets outside of the Company’s footprint have experienced significant economic concerns that may result in potential stress in consumer credit, particularly unsecured credit. While the Company’s credit card portfolio is believed to be of extremely high quality, the Company considered these potential out-of-market economic issues and the favorable market pricing in the decision to sell the selected receivables. The Company expects to continue to originate credit card receivables under its stringent credit underwriting process, replenish the portfolio over time, and may periodically sell credit card receivables in the future.

As a result of the receivables sale, the Company will record a pre-tax gain of approximately $6.9 million in the first quarter of 2008, or $0.32 per share on an after-tax basis. The reduction in balances at significant spreads, less projected charge-offs, and operating costs, is expected to result in an estimated reduction in annualized EPS of $0.04.

Nonperforming Assets

The Company believes it uses a conservative definition of NPAs. The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and other real estate owned. At September 30, 2007, the Company reported total NPAs of $28.0 million. At that time, Pulaski accounted for $22.0 million of total NPAs and the legacy franchise accounted for $6.0 million.

A few of the markets served by Pulaski experienced continued significant softness in residential housing conditions during the fourth quarter of 2007, most notably in Northwest Arkansas, Memphis and the Memphis suburbs of North Mississippi. As a result of the deteriorating conditions in those markets, the Company placed an additional $18.7 million in loans primarily related to residential construction loans on nonaccrual status during the fourth quarter of 2007. These loans had been on the Company’s watchlist for a period of time. Unlike some other organizations, the Company does not provide troubled debt restructuring, capitalize interest, extend high loan-to-value limits, grant 90-day rollover notes, or otherwise delay recognition of these problem credits.

Loans are placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. Factors influencing this determination include payment status, collateral value, the probability of collecting scheduled principal and interest payments when due, and other factors. When a loan is placed on nonaccrual status, all previously accrued but unpaid interest from prior periods is reversed from loan interest income. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

As a result of the recent increase in nonaccruing loans, the Company recorded a $0.3 million reduction in loan interest income during the fourth quarter of 2007. The Company projects the reversal of interest income will have a negative impact on the tax-equivalent net interest margin in the fourth quarter of 2007, of three basis points. The net interest margin for the fourth quarter of 2007 was approximately 3.17%. Excluding the aforementioned three basis point reversal, the adjusted margin was approximately 3.20%, up eight basis points compared to 3.12% in the third quarter of 2007.

Based on these actions, the Company expects to report approximately $48.2 million in NPAs at December 31, 2007, or approximately 0.98% of total assets. Pulaski accounted for approximately $41.2 million in NPAs at December 31, 2007, or 3.13% of total assets of that subsidiary, compared to 1.61% at September 30, 2007. On a similar basis, the legacy franchise accounted for approximately $6.9 million in NPAs at December 31, 2007, or 0.19% of total assets of that subsidiary, compared to 0.17% at September 30, 2007. The Company did not experience a material change in NPAs exclusive of the aforementioned loans.

Loan Loss Provision

The Company considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio and considers the valuation methodologies of impaired assets to be appropriate. During the fourth quarter of 2007, the Company incurred a loan loss provision of $3.6 million, compared to a negative provision of $1.7 million in the third quarter of 2007. The composition of the quarterly provisions was as follows:

(Dollars in thousands)	3Q07	4Q07
Net Charge-Offs	$420	$1,029
Loan Growth	1,378	1,375
Change In Asset Quality (1)	(3,491)	1,198

Loan Loss Provision	$(1,693)	$3,602
Net Charge-Offs/Average Loans	0.05%	0.12%
Loan Loss Reserve/Loans	1.08%	1.12%
LLR/Loans - IBERIABANK	0.95%	0.93%
LLR/Loans - Pulaski	1.47%	1.72%

(1)	In the third quarter of 2007, strong credit trends in the Louisiana loan portfolio, improved market conditions in New Orleans and continued very favorable economic conditions in South Louisiana resulted in a $4.1 million reserve reversal at IBERIABANK and declining credit quality associated with the construction builder portfolio resulted in a $2.4 million provision at Pulaski Bank.

The Company experienced significant loan growth during the fourth quarter of 2007. Total loans increased by $123.2 million, or 3.7%, between September 30, 2007, and December 31, 2007. Over this period, total loans at the legacy franchise increased $135.2 million, or 5.4% and declined $12.0 million, or 1.5% at Pulaski.

Gains On Sales Of Investment Securities

The Company perceived the recent turmoil in the financial markets provided favorable conditions to sell selected investment securities at significant gains while reinvesting the proceeds in other securities, without a material change in the projected future income stream. The Company sold $47.8 million book value of treasuries and agency callable and bullet securities with an average book yield of 5.35% and a weighted average life of 1.3 years, and reinvested the proceeds primarily in current coupon 15 and 20 year amortizing agency securities with a book yield of 5.38% and weighted average life of 4.8 years. The Company recorded a $0.6 million gain on the sale of the investments in the fourth quarter of 2007. Exclusive of the gain, the projected pre-tax earnings differential is positive $0.2 million over the next 16 months. The Company has no investment instruments containing material amounts of collateral considered “sub-prime”, “Alt-A”, or “second lien.” In addition, the Company holds no “CDOs”, “CLOs”, “SIVs”, or other esoteric investment instruments that have been the focus of recent media attention.

Earnings Release And Conference Call

A comprehensive review of the financial results for the quarter ended December 31, 2007, will be provided in the Company’s quarterly earnings press release. The Company expects to issue the quarterly earnings press release after the close of business on Tuesday, January 22, 2008. In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, January 23, 2008, beginning at 9:00 a.m. Central Time by dialing 1-800-288-8961. The confirmation code for the call is 904242. A replay of the call will be available until midnight Central Time on January 30, 2008, by dialing 1-800-475-6701. The confirmation code for the replay is 904242.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 150 combined offices, including 81 bank branch offices in Louisiana, Arkansas, Tennessee, and Oklahoma, 32 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 39 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $580 million.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, sufficiency of our allowance for loan losses, changes in interest rates, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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